RULE 22c-2 AGREEMENT

         This Rule 22c-2 Agreement ("Agreement") is entered into by and between Lord Abbett Distributor LLC (the "Distributor"), on its own behalf and/or on behalf of one or more of the Lord Abbett Family of Funds (the "Funds"), and Fidelity Security Life (the "Service Provider"), effective as of the date of execution by the Service Provider, as set forth below. If relevant, this Agreement constitutes an amendment to each and/or any existing agreement between the Distributor and/or the Funds and the Service Provider pursuant to or in connection with which the Service Provider directly or indirectly transmits orders for Fund shares.

         Whereas, Service Provider maintains one or more nominee or omnibus accounts (each an "Account") relating to the Funds, or separate series thereof, and, pursuant to Rule 22c-2 under the Investment Company Act of 1940, the Funds or an appropriate designee on their behalf are required to enter into an agreement with the Service Provider under which the Service Provider is required to provide the Funds, upon request, with certain shareholder and account information and to implement the Funds' instructions related to their frequent trading policies.

         Now, Therefore, in consideration of the premises and mutual covenants hereinafter contained and the Funds' forbearance from prohibiting further purchases of Fund shares ("Shares") by or through Service Provider, the parties hereby agree as follows:

1. The Service Provider agrees to provide to the Funds or their designee the taxpayer identification number ("TIN"), if known, of any or all shareholders underlying an Account and the amount, date, name or other identifier of any investment professional(s) associated with such shareholders (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account (the "Information"). In addition:

         (a) The Service Provider agrees to provide the Information for the periods or at the intervals the Distributor or the Funds, or their designee, reasonably requests, including potentially Information for each trading day;

         (b) In accordance with the preceding paragraph, the Service Provider agrees to transmit the Information that is on its books and records to the Funds or their designee promptly, but in any event not later than five (5) business days, after receipt of a request for Information or after the last day of a period for which the Information has been requested, unless mutually agreed upon, otherwise by the parties. If the Information is not on the Service Provider's books and records, Service Provider agrees to: (i) provide or arrange to provide to the Funds or their designee the Information relating to accounts that hold Fund shares through an indirect intermediary; and (ii) if directed by the Funds, block further purchases of Shares from such indirect intermediary. For purposes of this paragraph, an "indirect intermediary" has the same meaning as in Rule 22c-2; and

         (c) To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the National Securities Clearing Corporation's Standardized Data Reporting Format, or if not practicable, in an alternative format mutually agreed upon by the parties.

     2. The Service Provider agrees to implement instructions from the Funds or their designee "Instructions") to restrict or prohibit further purchases of Shares in specific accounts or by specific shareholders identified by the Funds or an affiliate as having engaged in transactions that may violate the Funds' policies regarding short term or excessive trading activity. The Funds or their designee will include in the Instructions the TIN, if known, and the specific restriction(s) to be implemented. If the TIN is not known, the Instructions must include an equivalent identifying number of the shareholders or other agreed upon information to which the Instructions relate. In addition, the Service Provider agrees:

         (a) To implement Instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the Instructions by the Service Provider; and

         (b) To provide confirmation to the Funds in a mutually agreed upon format that Instructions have been implemented. Service Provider agrees to provide confirmation as soon as is reasonably practicable, but not later than ten (10) business days after the Instructions have been implemented.

         In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first written below.


      LORD ABBETT DISTRIBUTOR LLC,
      By:  Lord, Abbett & Co. LLC, its
                  Managing Member


     /s/Lawrence H. Kaplan
     -------------------------------
     Lawrence H. Kaplan
     Member and General Counsel



     Fidelity Security Life Insurance Company


     By:    /s/Daniel B. Surber
            ----------------------------------
     Name:  Daniel B. Surber, CLU
     Title: Director of Administration
     Dated: 2/28/07